EXHIBIT 99.2

                    CORNUCOPIA RESOURCES LTD
                     540-355 Burrard Street
                     Vancouver, B.C. V6C 2G8




                         June 26, 1995


PRIVATE & CONFIDENTIAL

Addington Holding, Inc.
1500 North Bull Run Road
Ashland, Kentucky 41102

- -and-

Addwest Minerals, Inc.
5460 Ward Road - Suite 370
Arvada, Colorado 80002

     Re:  Purchase of all outstanding shares of common stock (the
          "Shares") of Addwest Minerals, Inc. ("Addwest")

Dear Sirs:

     This letter sets out the terms and conditions on which Cornucopia Resources Ltd., ("Cornucopia") a corporation organized under the laws of the Province of British Columbia proposes to purchase from Addington Holding, Inc.("Addington") the Shares of Addwest, a corporation organized under the laws of the State of Kentucky. The terms and conditions of our agreement are as follows:

     1. Purchase Price. The purchase price payable to Addington for the Shares will be payable on the Closing Date (defined below) as to (i) U.S. $7 million in cash (subject to adjustment of the cash payment as contemplated in section 2); (ii) U.S. $6 million by the issuance of 6 million common shares of Cornucopia (the "CNP Shares") pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended; (iii) U.S. $6 million by way of a 5% net smelter royalty interest (the "Royalty") described below and granted by Cornucopia on Addwest's Schumagin Property and Golden Zone Property in Alaska (the "Alaska Properties"); and (iv) approximately U.S. $9.3 million by the assumption through Addwest of an existing gold loan (the "Rothschild Loan") in that principal amount which was advanced by N.M. Rothschild & Sons Ltd.

     2. Adjustment to Purchase Price. Any exploration or development program undertaken by Addwest on the Gold Road Mine, the Moss Exploration Property or the Alaska Properties from the date of execution of this agreement to the Closing shall be subject to the prior approval of Cornucopia and Cornucopia agrees that all costs incurred by Addwest in respect of such approved programs, any property or third party holding costs and any payments to reduce the Rothschild Loan from the date of execution of this agreement to the Closing, after the proceeds of any dore produced in respect of such program has been offset against such costs, together with any positive working capital in Addwest, shall be treated as a credit to Addington and the aggregate purchase price referred to in section 1 shall be increased in an amount equal to such credit.

     3. Deposit. Cornucopia shall, upon execution of this agreement, deliver to Addington, a certified cheque payable to Addington in the amount of U.S. $350,000. If Cornucopia does not advise Addington in writing prior to July 31, 1995 that the outcome of its due diligence investigation is satisfactory to Cornucopia, the deposit shall be forfeited to Addington and this agreement shall be terminated. Otherwise such deposit shall be applied towards the cash portion of the purchase price referred to in section 1.

     4. Royalty. The Royalty shall not exceed $6 million in aggregate which will be payable on gross revenue realized from the sale of dore, net of refining, transportation and other costs which are customary in the gold mining industry.

     5. Cornucopia's Royalty Conversion Right. Provided the closing price of its shares on the day prior to exercising its conversion right does not exceed 105% of the average market price over the 21 trading days prior to such date, Cornucopia shall have the right at any time by the giving of written notice to require that Addington's Royalty entitlement be converted into, exchanged for or terminated by the issuance of common shares of Cornucopia. Subject to receipt of regulatory approvals on a basis satisfactory to it, Cornucopia, on exercise of its rights, will issue for the Royalty entitlement U.S. $6 million of its common shares at the price referred to above less any discount then permitted by regulatory authorities.

     6. Addington's Royalty Conversion Right. Addington shall be entitled to cause its Royalty entitlement to be wholly or partially converted into, exchanged for or terminated by the issuance of common shares of Cornucopia which will be issued as shown below on a basis that depends on the number of minable ounces of gold initially established to exist on the Alaska Properties by one or more independent feasibility studies conducted by a third party satisfactory to Cornucopia and Addington or as determined by Cornucopia on the basis of its own exploration and development activities.

          Minable Ounces of Gold        Value of Royalty available
          established by Feasibility    to be converted into
          Study                         Common Shares of CNP

          less than 250,000                       0
          250,000 to 349,999                      $2 million
          350,000 to 499,999                      $4 million
          500,000 or more                         $6 million

The value of shares so issued as valued at their date of issue shall be included in the calculation of Royalty paid from time to time and shall be counted in determining whether or not the U.S. $6 million Royalty ceiling has been achieved.

     7. Exercise of Addington Conversion Right. For the purposes of enabling Addington to exercise the right conferred by section 6, Cornucopia will make available, within 15 days of completion, the results of feasibility studies establishing the number of minable gold ounces on the Alaska Properties and will advise Addington within 15 days of determining that there has been an increase in minable ounces that entitle Addington to exercise additional conversion rights and Addington will have 30 business days from the delivery to it of any such study or advice of any such determination to notify Cornucopia in writing of its decision to convert, exchange or terminate the Royalty entitlement for Cornucopia shares, Addington's conversion right shall revive for a period of 30 days after advice by Cornucopia of its determination of an increase in aggregate minable ounces to a level entitling Addington to call for additional shares in accordance with the table set forth above but nothing shall entitle Addington to a combination of shares (valued at their date of issue) and cash exceeding U.S. $6 million in aggregate. Subject to the receipt of regulatory approvals, Cornucopia will issue the shares to which Addington is entitled as soon as practicable after the delivery of such notice and shall issue such shares at the average market price over the 21 trading days preceding the day upon which regulatory approval is sought for issuance of such shares after giving effect to any discount then permitted by regulatory authorities.

     8. Conditions in Favour of Cornucopia. Cornucopia's obligation to purchase the Shares will be subject to conditions in its favour (i) permitting Cornucopia to conduct a due diligence investigation of Addwest's business and affairs including its mineral resource reserves, environmental exposures, tax position and material contracts to be completed by July 31, 1995 or such later date as may be agreed by Addington and Cornucopia; (ii) the outcome of such due diligence investigation being satisfactory to Cornucopia by July 31, 1995; (iii) receipt of all necessary regulatory approvals on terms and conditions satisfactory to Cornucopia; (iv) steps having been taken satisfactory to Cornucopia to cause the transfer before the Closing Date to third parties of all Addwest properties other than the Gold Road Mine and the Moss Exploration Property both located in Arizona and the Alaska Properties with no continuing liabilities in Addwest (including any arising from such transfer) except for the Rothschild Loan and any ongoing property payments or commitments pursuant to then existing property/lease agreements; (v) the receipt of suitable indemnities in favour of Addwest and Cornucopia as to liabilities of Addwest;
(vi) Addington's delivery on the Closing Date to Cornucopia in form satisfactory to Cornucopia of an undertaking agreeing to hold the CNP Shares for a period of one year after the closing and not to dispose of such shares within that one year period without consent of Cornucopia, which consent shall not be unreasonably withheld, and agreeing to sell, to the extent permitted under U.S. and Canadian securities laws no more than 250,000 CNP Shares per quarter in the second year and not more than 1.5 million CNP Shares per year thereafter unless Cornucopia consents in writing to sales in greater amounts; and (vii) other customary conditions.

     8A. Covenant to Register CNP Shares. If, after the one year period referred to in section 8(vi), Addington wishes to sell some or all of the CNP Shares and will, in the opinion of Cornucopia's counsel, be precluded from doing so in the United States unless a registration statement is filed with the Securities and Exchange Commission qualifying such shares for sale, Cornucopia will cause a registration statement to be filed once only so as to qualify such shares for sale.

     9. Condition in Favour of Addington. Addington's obligation to sell the Shares will be subject to its receipt of all necessary governmental regulatory approvals and third party consents, if needed, on terms and conditions satisfactory to Addington and to the release of Addington's guarantee of the Rothschild Loan and of the Amwest promissory note due in July, 1996.

     10. Addington Nominee on Cornucopia Board. Addington will be entitled to nominate one member of the board of directors of Cornucopia and will enter into an agreement satisfactory to Cornucopia to vote the shares it owns in Cornucopia from time to time in favour of management's nominees at any meeting of shareholders of Cornucopia at which the election of directors is considered or in favour of any arm's length transaction approved by a majority of the board of directors of Cornucopia.

     11.  Access to Addwest Records.  Addwest will give
Cornucopia's representatives reasonable access to its business records and properties and all other reasonable assistance so that the due diligence investigation may be completed by July 31.

     12. Closing. Addington and Cornucopia will work diligently to close the purchase of the Shares by September 8, 1995 or as soon thereafter as all necessary regulatory approvals have been obtained (the "Closing Date"). In the event that Cornucopia has not obtained all necessary regulatory approvals by September 30, 1995, this agreement shall terminate unless prior to that date Cornucopia pays to Addington the sum of U.S. $200,000 in which event this agreement shall be extended until November 30, 1995 and the U.S. $200,000 shall be applied to the cash portion of the purchase price referred to in section 1.

     13.  Board and Shareholder Approval.    The transaction must
be approved by the board of directors of Cornucopia and Addington and, if legally required either to accomplish the purchase of the Shares or in connection with any financing raised by Cornucopia to accomplish the purchase of the Shares, by the shareholders of Cornucopia.

     14.  Non-solicitation.   Neither Addington nor Addwest will
solicit any other person to make or negotiate or discuss with any other person any proposal for any merger, sale of assets or other business combination (an "Acquisition Proposal") involving Addwest until after the Closing Date. Addwest confirms that apart from current discussions which are being terminated there are no anticipated discussions involving any such Acquisition Proposal and if Addington or Addwest receives an Acquisition Proposal, it shall forthwith advise Cornucopia of the particulars. Nothing in this agreement shall prevent or restrict Addington from undertaking any internal restructuring of its ownership including a split up of Addington subsidiaries into two separate groups of companies provided that, after undertaking such restructuring, Addington can still perform its obligations under this agreement.

     15. Addwest Business to be Conducted in Ordinary Course. Addington shall cause Addwest not to change its articles or by-laws, issued capital or make any other material change in its affairs until after the Closing Date. Addington agrees that from and after the date of this letter until the Closing Date and except as contemplated by this letter in section 8(iv) hereof, the business of Addwest will be conducted only in the ordinary course and in a commercially reasonable manner and for greater certainty shall include the continuation or initiation of any exploration or development program approved by Cornucopia and in substantially the same manner as previously conducted and Addington and Addwest will keep Cornucopia advised of significant developments in Addwest's business. Addington and Addwest will consult the Cornucopia in advance of any significant decisions concerning the operation of Addwest's business or the disposition of assets and will not declare or pay any dividends or make any other distributions.

     16. Secondary Offering. Cornucopia agrees that Addington will, subject to all applicable regulatory approvals and the consent of any underwriters involved, have, for so long as Addington holds in excess of one million shares of Cornucopia, the right to participate, by way of secondary offering, in any future equity financing undertaken by Cornucopia to the extent determined by a majority of the board of directors of Cornucopia.

     17.  Employment Agreements.   Cornucopia and Addwest will work
diligently to finalize employment agreements, satisfactory to Cornucopia, with Bill Buchan, Charlie Daylrimple, Alan Founie, James Guilinger and Doug Christopherson, which agreements shall provide that, among other things, if any of such employment agreements are terminated within one year of the Closing, the employee shall be entitled to a severance payment equal to seven month's salary.

     18.  Definitive Agreements.   The terms of this letter, and
any other terms that are negotiated and customary representations, warranties, covenants and conditions will be set out in one or more definitive agreements. Cornucopia's attorneys will prepare a draft of these agreements for Addington's consideration and Cornucopia and Addington will thereafter work diligently to finalize mutually acceptable definitive agreements as soon as possible and in any event prior to September 8, 1995.

     19. Public Disclosure. Neither Cornucopia, Addington or Addwest will make any public disclosure of this letter or of the terms of the proposal without the prior consent of the other; provided however, each of them may make such disclosure to the public or to regulatory authorities as is necessary to comply with applicable law and the rules of any trading market on which their shares trade but will consult with the others before doing so.

     20. Indemnification. Addington shall indemnify, defend and hold Cornucopia, its subsidiaries, and their officers, directors and employees harmless from and against any and all liabilities, demands, claims, actions, costs, debts, expenses, attorney's fees, penalties, violations, and obligations of any and every kind for personal injury or property damage arising from any inspection of, or attendance at, any property or other premises of Cornucopia by directors, officers, employees or agents of Addington for the purposes of conducting due diligence pursuant to this Agreement. Cornucopia shall indemnify, defend and hold Addington, its subsidiaries, their officers, directors and employees harmless from and against any and all liabilities, demands, claims, actions, costs, debts, expenses, attorney's fees, penalties, violations, and obligations of any and every kind for personal injury or property damage arising from any inspection of, or attendance at, any property or other premises of Addington by directors, officers, employees or agents of Cornucopia for the purposes of conducting due diligence pursuant to this Agreement.

     21. Confidentiality. All information provided hereunder and the existence of and the terms of this agreement shall be kept confidential and, except as required by law, not disclosed by a party to third parties without the prior, written consent of the other party, provided, however, Cornucopia shall, after obtaining appropriate confidentiality agreements, have the right to disclose information and the terms of this agreement to Muzinich & Co., Inc., consultants engaged by Cornucopia for the purposes of the due diligence contemplated hereunder, and any banking institutions or underwriters which shall, in the future, provide or consider providing Cornucopia with financing, all without the consent of Addington. Should Cornucopia not elect to proceed with the purchase as contemplated hereunder, all copies of information received by Cornucopia shall be returned to Addington, or destroyed at Cornucopia's option. Should Cornucopia proceed with the purchase as contemplated hereunder, this provision shall, upon the Closing, cease being effective as against Cornucopia.

     22. Agreement binding; Arbitration Clause. This agreement is intended to be binding and any dispute or disagreement of fact or law arising under or related to this agreement or to the performance or non-performance thereof, shall be finally settled under the Commercial Arbitration Act (British Columbia) and any statutory modification or re-enactment thereof. The arbitration shall be held in the jurisdiction of incorporation of the party not commencing the arbitral proceedings. In the event of any such dispute, either party, by notice to the other, may require that the dispute be resolved by the decision of a board of three arbitrators. The party giving notice of such dispute shall name one arbitrator in such notice. The other party shall name a second arbitrator in a written reply given within fifteen (15) days from the date of receiving said notice and the two arbitrators so named shall appoint a third within fifteen (15) days from the date of such reply. If the other party to the dispute shall refuse or neglect to appoint an arbitrator within such time, the arbitrator first appointed shall, at the request of the party appointing him, proceed to determine the matter in dispute as if he were a single arbitrator appointed by all the parties to the dispute. If the two arbitrators are so appointed within the time prescribed and they do not agree, within a period of fifteen (15) days from the date of the appointment of the second arbitrator, upon the appointment of the third arbitrator, then upon the application of any of the parties to the dispute, the third arbitrator shall be appointed by a judge of the Supreme Court of British Columbia. The determination made by a majority of the said arbitrators shall be final and binding upon all the parties with no right of appeal. Each party shall pay onehalf of the fees and expenses of the third arbitrator.

     In the event of any arbitration or other legal proceeding brought by either party hereto against the other with regard to any matter arising out of or related to this agreement, each party hereby expressly agrees that the party against whom any final and non-appealable award decision, judgment, writ, order or decree shall be entered shall (i) pay, in addition to any sums which may be due or payable to the other party as a result of such award decision, judgment, writ, order or decree, all costs of arbitration, court costs and arbitrators' and attorneys' fees in connection with such proceedings; and (ii) reimburse such other party for all reasonable attorney's fees (including disbursements) incurred by said other party in whose favor such award decision, judgment, writ, order or decree shall have been entered to the extent the same have not already been paid pursuant to clause (i) hereof.

     If in the opinion of a majority of the arbitrators it would be unjust or inequitable by reason of the substantive effect of their final award decision to have one party bear all such costs and fees, they shall in their final award decision so divide and allocate all such costs and fees between the parties on a basis which is just and equitable under the circumstances.

     Judgment upon the award rendered may be entered in Canada or in the United States in any court having jurisdiction, or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     23.  Time of Essence.    Time shall be of the essence in this
agreement.

     24. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or sent by telecopier to:

        a)   in the case of Addington, to:
             1500 North Bull Run Road
             Ashland, Kentucky
             41102
             Telephone: (606) 928-3433
             Fax: (606) 928-0450

             Attention:  Kirby Taylor
                         President

        b)   in the case of Addwest, to:
             5460 Ward Road-Suite 370
             Arvada, Colorado 80002
             Telephone: (303) 424-5134
             Fax: (303) 425-7497

             Attention:  Charles S. Williams
                         President

        c)   in the case of Cornucopia, to:
             540-355 Burrard Street
             Vancouver, BC
             V6C 2G8
             Telephone: (604) 687-0619
             Fax: (604) 681-4170

             Attention:  James M. Carter
                         Executive Vice-President







     If the foregoing is in accordance with the understanding please execute and return the enclosed copy of this letter to the undersigned. This agreement may be signed in counterparts.

                           Yours truly,

                           CORNUCOPIA RESOURCES, LTD.


                           By: /s/ James Carter
                              James Carter
                              Executive Vice-President
                              and Chief Financial Officer



Accepted and Agreed on     ADDINGTON HOLDINGS, INC.
June 26, 1995


                           By: /s/ Kirby J. Taylor


Accepted and Agreed on     ADDWEST MINERALS, INC.
June 26, 1995



                           By: /s/ Charles S. Williams